                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. )(1)

                                  BTHC VI, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.001 Per Share
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    05578C203
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 8, 2007
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

      / /  Rule 13d-1(b)

      /X/  Rule 13d-1(c)

      / /  Rule 13d-1(d)

------------
      (1)   The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  SEE the NOTES).

----------------------                                    ----------------------
CUSIP No. 05578C203                   13D                    Page 2 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  398,125 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              398,125 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    398,125 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.1%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 05578C203                   13D                    Page 3 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND (OFFSHORE), LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  399,938 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              399,938 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    399,938 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.1%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 05578C203                   13D                    Page 4 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  165,437 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              165,437 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    165,437 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.9%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 05578C203                   13D                    Page 5 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II (OFFSHORE), LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  339,313 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              339,313 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    339,313 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 05578C203                   13D                    Page 6 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II (QP), LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  197,187 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              197,187 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    197,187 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 05578C203                   13D                    Page 7 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    CANDENS CAPITAL, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   760,749 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              760,749 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    760,749 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    4.0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 05578C203                   13D                    Page 8 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER CAPITAL MANAGEMENT, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   739,251 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              739,251 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    739,251 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    3.9%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 05578C203                   13D                    Page 9 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GABE HOFFMAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,500,000 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              1,500,000 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,500,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    7.9%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 05578C203                   13D                    Page 10 of 17 Pages
----------------------                                    ----------------------

Item 1(a).  Name of Issuer:

            BTHC VI, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            3201 Carnegie Avenue
            Cleveland, OH 44115

Item 2(a).  Name of Person Filing:

            This statement is jointly filed by Accipiter Life Sciences Fund, LP, a Delaware  limited  partnership  ("ALSF"),  Accipiter Life Sciences
            Fund  (Offshore),  Ltd.,  a  Cayman  Islands  company  ("Offshore"),
            Accipiter Life Sciences Fund II, LP, a Delaware limited  partnership
            ("ALSF II"),  Accipiter  Life Sciences Fund II  (Offshore),  Ltd., a
            Cayman Islands Company ("Offshore II"), Accipiter Life Sciences Fund
            II (QP), LP, a Delaware  limited  partnership  ("QP II"),  Accipiter
            Capital  Management,  LLC,  a  Delaware  limited  liability  company
            ("Management"),  Candens Capital,  LLC, a Delaware limited liability company  ("Candens") and Gabe Hoffman  (together with ALSF, ALSF II,
            Offshore, Offshore II, QP II, Management and Candens, the "Reporting
            Person").  Because Gabe  Hoffman is the  managing  member of Candens
            (Gabe  Hoffman  and  Candens  are  hereinafter  referred  to as  the
            "Domestic  Controlling  Persons"),  which  in  turn  is the  general partner of ALSF,  ALSF II and QP II, and because Gabe Hoffman is the managing  member of  Management  (Gabe  Hoffman and  Management  are hereinafter referred to as the "Foreign Controlling Persons"), which in turn is the  investment  manager of Offshore and Offshore II, the
            Domestic  Controlling Persons and Foreign Controlling Persons may be
            deemed,  pursuant to Rule 13d-3 of the  Securities  Exchange  Act of
            1934,  as amended (the "Act"),  to be the  beneficial  owners of all shares of Common Stock held by ALSF, ALSF II, Offshore,  Offshore II and QP II. The Reporting Persons are filing this joint statement, as they may be considered a "group" under Section  13(d)(3) of the Act.
            However,  neither  the fact of this  filing nor  anything  contained herein shall be deemed to be an admission by the  Reporting  Persons that such a group exists.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            399 Park Avenue, 38th Floor
            New York, New York 10022

Item 2(c).  Citizenship:

            ALSF, ALSF II, QP II, Candens and Management are organized under the laws  of  the  State  of  Delaware.  Offshore  and  Offshore  II are
            organized  under the laws of the Cayman  Islands.  Gabe Hoffman is a citizen of the United States of America.

Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e).  CUSIP Number:

            05578C203

----------------------                                    ----------------------
CUSIP No. 05578C203                   13D                    Page 11 of 17 Pages
----------------------                                    ----------------------

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            /X/   Not Applicable

      (a)   / /   Broker or dealer  registered  under Section 15 of the Exchange
                  Act.

      (b)   / /   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   / /   Insurance  company  as  defined  in  Section  3(a)(19)  of the
                  Exchange Act.

      (d)   / /   Investment   company   registered   under  Section  8  of  the
                  Investment Company Act.

      (e)   /  /  An    investment    adviser    in    accordance    with   Rule
                  13d-1(b)(1)(ii)(E).

      (f)   / /   An employee  benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

      (g)   / /   A parent holding  company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G).

      (h)   / /   A  savings  association  as  defined  in  Section  3(b) of the
                  Federal Deposit Insurance Act.

      (i)   / /   A church  plan  that is  excluded  from the  definition  of an investment  company under Section  3(c)(14) of the  Investment
                  Company Act.

      (j)   / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership

            The percentages  reported herein are calculated  based on 18,927,990 shares of Common Stock  outstanding  as of June 8, 2007, as reported in the  Issuer's  Form 8-K filed with the  Securities  and  Exchange
            Commission on June 14, 2007.

            See Cover Pages Items 5-11.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this  statement  is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the beneficial  owner of more than five percent of the class of securities, check the following [].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7.     Identification and Classification of the Subsidiary Which
            Acquired the Security Being Reported on by the Parent Holding
            Company or Control Person.

            Not Applicable

----------------------                                    ----------------------
CUSIP No. 05578C203                   13D                    Page 12 of 17 Pages
----------------------                                    ----------------------

Item 8.     Identification and Classification of Members of the Group.

            See Exhibit A.

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certifications.

            By signing  below I certify  that,  to the best of my knowledge  and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

----------------------                                    ----------------------
CUSIP No. 05578C203                   13D                    Page 13 of 17 Pages
----------------------                                    ----------------------

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated: June 18, 2007                    ACCIPITER LIFE SCIENCES FUND, LP

                                        By: Candens Capital, LLC
                                            its general partner

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER LIFE SCIENCES FUND II, LP

                                        By: Candens Capital, LLC
                                            its general partner

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER LIFE SCIENCES FUND
                                        (OFFSHORE), LTD.

                                        By: Accipiter Capital Management, LLC
                                            its investment manager

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER LIFE SCIENCES FUND II
                                        (OFFSHORE), LTD.

                                        By: Accipiter Capital Management, LLC
                                            its investment manager

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER LIFE SCIENCES FUND II (QP),
                                        LP

                                        By: Candens Capital, LLC
                                            its general partner

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

----------------------                                    ----------------------
CUSIP No. 05578C203                   13D                    Page 14 of 17 Pages
----------------------                                    ----------------------

                                        ACCIPITER CAPITAL MANAGEMENT, LLC

                                        By:  /s/ Gabe Hoffman
                                            ------------------------------------
                                             Gabe Hoffman, Managing Member

                                        CANDENS CAPITAL, LLC

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        /s/ Gabe Hoffman
                                        ----------------------------------------
                                        GABE HOFFMAN

----------------------                                    ----------------------
CUSIP No. 05578C203                   13D                    Page 15 of 17 Pages
----------------------                                    ----------------------

                                  EXHIBIT INDEX

      The following document is filed herewith:

(a)               Joint  Filing  Agreement  dated June 18, 2007 among  Accipiter
                  Life Sciences Fund,  LP,  Accipiter Life Sciences Fund II, LP,
                  Accipiter Life Sciences Fund (Offshore),  Ltd., Accipiter Life
                  Sciences Fund II  (Offshore),  Ltd.,  Accipiter  Life Sciences
                  Fund II (QP), LP, Accipiter Capital  Management,  LLC, Candens
                  Capital, LLC and Gabe Hoffman.

----------------------                                    ----------------------
CUSIP No. 05578C203                   13D                    Page 16 of 17 Pages
----------------------                                    ----------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

      The undersigned hereby agree that the Statement on Schedule 13G dated June
18, 2007 with  respect to the shares of Common  Stock of BTHC VI,  Inc.  and any further  amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the  undersigned  pursuant to and in accordance  with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: June 18, 2007                    ACCIPITER LIFE SCIENCES FUND, LP

                                        By: Candens Capital, LLC
                                            its general partner

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER LIFE SCIENCES FUND II, LP

                                        By: Candens Capital, LLC
                                            its general partner

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER LIFE SCIENCES FUND
                                        (OFFSHORE), LTD.

                                        By: Accipiter Capital Management, LLC
                                            its investment manager

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER LIFE SCIENCES FUND II
                                        (OFFSHORE), LTD.

                                        By: Accipiter Capital Management, LLC
                                            its investment manager

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

----------------------                                    ----------------------
CUSIP No. 05578C203                   13D                    Page 17 of 17 Pages
----------------------                                    ----------------------

                                        ACCIPITER LIFE SCIENCES FUND II (QP),
                                        LP

                                        By: Candens Capital, LLC
                                            its general partner

                                        By: /s/ Gabe Hoffman
                                        ----------------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER CAPITAL MANAGEMENT, LLC

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        CANDENS CAPITAL, LLC

                                        By: /s/ Gabe Hoffman
                                            ------------------------------------
                                            Gabe Hoffman, Managing Member

                                        /s/ Gabe Hoffman
                                        ----------------------------------------
                                        GABE HOFFMAN